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                                                                    EXHIBIT 99.1

                             [CUSTOM CHROME LOGO]

                 World's Finest Products for Harley-Davidsons
                 --------------------------------------------

Contact:  Ignatius (Nace) J. Panzica       -or-        James J. Kelly, Jr.
          Chairman, and Chief                          Executive Vice President,
          Executive Officer                            Finance and Chief
          Custom Chrome, Inc.                            Financial Officer
          (408) 778-0500                               (408) 778-0500

              CUSTOM CHROME, INC. DECLARES DIVIDEND DISTRIBUTION

                      OF PREFERRED SHARES PURCHASE RIGHTS

    Morgan Hill, California, November 19, 1996 -- The Board of Directors of Custom Chrome, Inc. (the "Company") (NASDAQ: CSTM), the leading independent supplier of aftermarket parts and accessories for Harley-Davidson motorcycles, today announced that it has declared a dividend distribution on November 13, 1996 of one Preferred Shares Purchase Right on each outstanding share of the Company's Common Stock. Each Right will entitle stockholders to buy 1/1000th share of the Company's Series A Participating Preferred Stock at an exercise price of $80.00. The Rights will become exercisable following the tenth day after a person or group announces acquisition of 15% or more of the Company's Common Stock or announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15% or more of the Common Stock. The Company will be entitled to redeem the Rights at $.01 per Right at any time on or before the tenth day following acquisition by a person or group of 15% or more of the Company's Common Stock.

    If, prior to redemption of the Rights, a person or group acquires 15% or more of the Company's Common Stock, each Right not owned by a holder of 15% or more of the Common Stock will entitle its holder to purchase, at the Right's then current exercise price, that number of shares of Common Stock of the Company (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a market value at that time of twice the Right's exercise price. If, after the tenth day following acquisition by a person or group of 15% or more of the Company's Common Stock, the Company sells more than 50% of its assets or earning power or is acquired in a merger or other business combination transaction, the acquiring person must assume the

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                                                               November 19, 1996

obligations under the Rights and the Rights will become exercisable to acquire Common Stock of the acquiring person at the discounted price. At any time after an event triggering exercisability of the Rights at a discounted price and prior to the acquisition by the acquiring person of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than those owned by the acquiring person or its affiliates) for Common Stock of the Company at an exchange ratio of one share of Common Stock per Right.

    The Rights are designed to assure that the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics to gain control of the Company without paying all stockholders the fair value of their shares, including a "control premium".

    The dividend distribution will be made on December 13, 1996 to stockholders of record as of 5:00 p.m. (Pacific Standard Time) on that date. The Company will mail stockholder notices regarding the Rights within approximately two weeks after the record date. The Rights will expire on November 13, 2006.

    Further details of the Rights are contained in a letter that will be mailed to all the Company's stockholders.

    Established in 1970, Custom Chrome is the largest independent supplier of aftermarket parts and accessories for Harley-Davidson motorcycles with customers located throughout North America, as well as in Europe and the Far East. Custom Chrome's headquarters is in Morgan Hill, California. Distribution facilities are located in Visalia, California, Louisville, Kentucky and Harrisburg, Pennsylvania. Custom Chrome distributes products under its own brand names, such as Rev Tech(R), Premium(R), Dyno Power(R), and C.C. Rider(R), as well as under the other supplier's brand names.